Exhibit 99.1

NEWS

Omega Protein Closes Purchase of 36.5% of

its Outstanding Common Stock from Zapata Corporation

HOUSTON, November 28, 2006 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has closed its previously announced transaction with Zapata Corporation (NYSE symbol: ZAP), to purchase from Zapata 9,268,292 shares of Omega’s common stock at a purchase price of $5.125 per share. The aggregate purchase price for the shares, which represent 36.5% of Omega’s outstanding common stock, was $47.5 million. In connection with the closing, Zapata’s two representatives, Avram A. Glazer and Leonard DiSalvo, have resigned from Omega’s Board of Directors.

Omega financed the purchase of the 9,268,292 shares with a previously disclosed senior secured financing facility from Abelco Finance LLC, an affiliate of Cerberus Capital Management, L.P. The facility provides for a five-year, $35 million term loan and a five-year, $30 million revolving credit facility.

If Zapata still owns any shares of Omega’s common stock nine months after the closing of the transaction, Omega has the option for a four-month period thereafter to purchase any remaining Omega shares held by Zapata at a purchase price of $4.50 per share.

The transaction was unanimously approved by a Special Committee of Omega directors who are independent of Zapata. TM Capital Corp. has acted as financial advisor to the Special Committee, and has delivered requested opinions with respect to the transaction to the Special Committee.

Joe von Rosenberg, President and Chief Executive Officer of Omega, commented: “We believe that the terms of the transaction are highly favorable to our stockholders and we anticipate that the transaction should be accretive to earnings per share in the future. Also, this transaction has allowed Zapata to substantially reduce its ownership position in an orderly fashion. “

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. More information on Omega Protein can be found at www.omegaproteininc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others, that the transaction will not be accretive to future earnings per share. Additional risk factors relating to Omega’s business and financial results are described in further detail in Omega’s filings with the Securities and Exchange Commission (“SEC”) available at the SEC’s website at www.sec.gov, including Omega’s 2005 Annual Report on Form 10K under the headings, “Management’s Discussion and Analysis of Financial Condition” and “Risk Factors.” All forward-looking statements included herein in this press release are based on information available at the time of this press release. Omega does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.

CONTACT:

        Investor Relations, (713) 623-0060 OR hq@omegahouston.com

        Web site: www.omegaproteininc.com

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